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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [   ] Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

New Frontier Media, Inc.

(Name of Registrant as Specified In Its Charter)

Edward J. Bonn

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

EXPLANATORY NOTE

This filing contains the information provided in a website located on the Internet at www.noofproxy.com

[Date]
[Links to stock quote and Comparative Stock Chart]	EDWARD J. BONN OPPOSES NEW FRONTIER MEDIA'S SLATE OF DIRECTOR-NOMINEES, AND SEEKS SHAREHOLDER’ SUPPORT TO ELECT HIS ALTERNATIVE SLATE OF INDEPENDENT CANDIDATES

Over the past five years an investment in the common stock of New Frontier Media, Inc. has lost approximately 62% of its market value, as calculated based upon the difference between the closing price of New Frontier's common stock on March 31, 1997 and the closing price on March 31, 2002. I believe that current management must be held accountable for this dismal performance.

As the largest shareholder of New Frontier, I ask for your support and vote in person or by gold proxy card for my slate of director-nominees for election to the board of directors of New Frontier Media, Inc.

I believe that New Frontier's current management team has failed to deliver on the value of the common stock of New Frontier and that you must hold them accountable for the decline in the company's market capitalization that has occurred under their watch. As the largest shareholder of New Frontier, my interests are aligned with yours — to maximize shareholder value.

To provide what I believe is the right leadership for the future of New Frontier, I have worked with my advisors to assemble a slate of director-nominees comprised of people who have experience in the financing, management and governance of large corporations. I believe that accountability starts at the top and that a new and better qualified board of directors will enhance shareholder value and take action to recruit and retain a new executive management team to lead New Frontier. As I have previously announced, I will not be serving as chief executive officer or chairman of the board of New Frontier if my nominees are elected. I encourage you to review the qualifications of the director-nominees I am proposing and to compare their qualifications and experience against the qualifications and experience of the nominees proposed by New Frontier's current board of directors.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED GOLD PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL MACKENZIE PARTNERS, INC. AT (800) 322-2885.

Sincerely,

EDWARD J. BONN

IMPORTANT INFORMATION: On July 23, 2002, Mr. Bonn filed a definitive proxy statement with the Securities Exchange Commission in connection with his solicitation of proxies to elect his director-nominees at the 2002 annual meeting of shareholders of New Frontier Media. Mr. Bonn's proxy statement was mailed to New Frontier Media shareholders on or about July 24, 2002. Mr. Bonn urges shareholders to read his proxy statement because it contains important information. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in Mr. Bonn's solicitation is available in the definitive proxy statement filed by Mr. Bonn. You may obtain a free copy of Mr. Bonn's definitive proxy statement, as well as other soliciting materials that have been filed by Mr. Bonn, at the Securities and Exchange Commission's website at or at Mr. Bonn's website at . The definitive proxy statement and other documents filed by Mr. Bonn may also be obtained for free by contacting MacKenzie Partners, Inc. at 800-322-2885.

[Date]
Click here for a Comparative Stock Chart [Link to Comparative Stock Chart]	Chronology of Events This page is currently under construction. Please check back soon

[Date]
Click here for a Comparative Stock Chart [Link to Comparative Stock Chart]	Proxy Filings [Text of Definitive Proxy Statement and form of proxy card and link to printable proxy card]

[Date]
Click here for a Comparative Stock Chart [Link to Comparative Stock Chart]	Director Nominee Biographies

John B. Burns III, age 58. Since May 1995, Mr. Burns has served as the President and Chief Executive Officer of The Burns Group, Inc., an executive consulting firm specializing in cable networks and interactive services. In addition, from April 1999 to April 2002, Mr. Burns served as the President of Distribution at the ABC Family Channel (formerly the Fox Family Channel), a cable television network, where he was responsible for affiliate sales and marketing efforts. Previously, from 1992 to 1995, Mr. Burns was an executive, serving first as Executive Vice President, Sales and Marketing and later as President, of StarSight Telecast, Inc., providers of an interactive on-screen television navigation system. From 1981 to 1992, Mr. Burns worked with Viacom’s Showtime Networks, where he held numerous marketing and sales positions, last serving as Senior Vice President, Affiliate Sales and Marketing. He holds a Bachelor of Arts degree in History from Guilford College and a law degree from the University of North Carolina, Chapel Hill. Mr. Burns’ principal business address is 145 South Camden Drive, Beverly Hills, California 90212.

Carlton R. Jennings, age 49. Since June 2001, Mr. Jennings has served as Chief Executive Officer of Quadrant Australia, a publicly traded Australian-based telecommunications company. From November 2000 to May 2001, Mr. Jennings served as a director of Bareena Holdings, a private investment company. From June 1998 to May 2000, he was the Chief Executive Officer of Iridium South Pacific, an Asian-Pacific satellite and multi-protocol wireless roaming telecommunications operation. Prior to that, he served as a director of Iridium LLC, a global satellite and communications company, from January 1997 to June 1998. Mr. Jennings currently serves on the boards of directors of Quadrant Australia, Bareena Holdings and Iridium Holdings. Mr. Jennings holds a Bachelor of Science degree from the U.S. Naval Academy, a Master of Arts degree for International Relations from Georgetown University and Catholic University and a Master of Arts degree for International Public Policy from Johns Hopkins University. Mr. Jennings’ principal business address is 3601 East Garden Avenue, Greenwood Village, Colorado 80121.

Gerard A. Maglio, age 55. For the past 11 years, Mr. Maglio has served as President of Maglio & Associates, Inc., a consulting and entrepreneurial venture firm with primary involvement in multi-channel television distribution and telecommunications technologies. The firm provides strategic programming and competitive analysis, strategy formulation, new business development and marketing expertise to its clients. Previously, Mr. Maglio served as Chief Marketing Officer for three cable companies—American Television & Communications, Daniels & Associates and United Artists Cable—and was the founding President of Rainbow Programming Services. He also served as President of the residential division of Digital Music Express, Inc. Mr. Maglio holds a Bachelor of Arts degree in Economics from the University of Notre Dame, and a Master’s degree in Business Administration from Columbia University. Mr. Maglio’s principal business address is 280 Detroit Street, Suite 200, Denver, Colorado 80206.

Andrew H. Orgel, age 50. Since July 2000, Mr. Orgel has served as the Chairman of the Board, the Chief Executive Officer and Managing Partner of Global Media Ventures, LLC, which owns, operates and provides ongoing management services for a portfolio of media, marketing and merchandising brands. From January 1999 to June 2000, Mr. Orgel was the President and Chief Operating Officer of Wisdom Media Group, Inc., a television, radio and Internet media company. He co-founded and served as the Chairman of the Board of Interactive Enterprises, Inc., an interactive media company, from November 1992 to December 1998. Mr. Orgel received a Bachelor of Arts degree in Television and Radio from Ithaca College. Mr. Orgel’s principal business address is 9000 Crow Canyon Road, Suite S, #221, Danville, California 94506.

Stephen Peary, age 53. Mr. Peary is currently a director and the Chief Executive Officer of ThirdOrbit Insurance Solutions, an e-commerce property and liability insurance company, and has served in such role since his founding of the company in November

2000. From November 1997 to March 2000, Mr. Peary served as the managing director of Liverpool & London Steamship Protection and Indemnity Association, a mutual marine insurance company. From September 1987 to October 1997, he was a Senior Vice President of PLM International, a publicly traded transportation equipment leasing company. Mr. Peary received a Bachelor of Arts degree in Economics from the University of Illinois at Urbana-Champaign, a law degree from Georgetown University Law Center and an LLM degree in Taxation from Boston University. Mr. Peary’s principal business address is 268 Princeton Avenue, Mill Valley, California 94941.

Bernard Stolar, age 55. Mr. Stolar has served as President and Chief Operating Officer of BAM! Entertainment since January 2002. Previously, he served as the President of Mattel Interactive from January 2000 to December 2000, overseeing its reorganization and eventual sale. From July 1996 to September 1999, he served as President and Chief Operating Officer of Sega of America. From May 1994 to July 1996, he served as Executive Vice President of Sony Computer Entertainment of America and was part of the team that launched the Sony PlayStation. Mr. Stolar currently serves on the board of directors of Intrinsic Graphics, a privately-held company. Mr. Stolar’s principal business address is 333 West Santa Clara Street, Suite 716, San Jose, California 95113.

Edward J. Bonn, age 51. I was a director of New Frontier from October 1999, when New Frontier acquired Interactive Gallery, Inc., Interactive Telecom Network and Card Transactions, Inc., until July 9, 2002, when I resigned from the company’s board. I served as Chairman of the Board of New Frontier’s Interactive Telecom Network, Inc. subsidiary from October 1999 until May 28, 2002, when the current management of New Frontier purported to terminate my employment relationship and service as a director of this subsidiary. I also served as President of New Frontier from August 2000 until June 2001. I am the founder of Interactive Gallery, and the founder and former Chief Executive Officer of Interactive Telecom Network and Card Transactions. Prior to that, I was Chairman of the Board of Independent Entertainment Group, a California-based, publicly traded service bureau and information provider. I was also a founder and President of ICOM Group, Inc., an audio text service bureau that specialized in automated credit card processing and fraud control procedures, and am the founder and President of Response Telemedia, Inc., a privately held company offering a variety of 800/900 information and entertainment. I attended the University of Oregon with a focus in International Studies and attended business and accounting classes at the University of California at Los Angeles. My principal business address is 15303 Ventura Boulevard, Suite 1070, Sherman Oaks, California 91403.

[Date]
Click here for a Comparative Stock Chart [Link to Comparative Stock Chart]	Question & Answers
EXPLANATORY NOTE
The following question and answer script amends and supercedes in its entirety the question and answer script filed on Schedule 14A with the Securities and Exchange Commission on May 31, 2002.
Following are responses to questions that may be raised by shareholders of New Frontier Media, Inc. (the “Company”), regarding Edward Bonn’s announcement of his intent to effect a change in the composition of the Company’s management, and to solicit proxies in connection with the Company’s 2002 annual meeting of shareholders.

History and Background of Edward Bonn

Who is Edward Bonn?
Mr. Bonn is the largest shareholder of New Frontier Media, beneficially owning approximately 19% of the outstanding shares of New Frontier. Mr. Bonn is also a director of the Company.

What is his background?
Mr. Bonn is an entrepreneur who lives with his family in the Boulder, Colorado area. He has successfully founded and managed a number of businesses.

How did he acquire his shares in New Frontier?
Three of the companies that Mr. Bonn founded and managed were Interactive Telecom Network, Inc., Card Transactions, Inc. and Interactive Gallery, Inc. New Frontier acquired these three companies in October of 1999 in an all-stock transaction. In connection with that transaction, Mr. Bonn received approximately 4.1 million shares of New Frontier common stock.

What is Mr. Bonn’s connection to Brad Weber?
Brad Weber was, until his recent resignation, also a member of the Board of Directors of New Frontier, and is a significant shareholder of the Company, holding more than 7% of the Company’s outstanding shares. Mr. Weber and Mr. Bonn have been partners in a number of business ventures since 1989, including Interactive Telecom Network, Card Transactions and Interactive Gallery, which were acquired by the Company in October 1999. As part of that transaction, both Mr. Bonn and Mr. Weber became directors of New Frontier. While Mr. Bonn and Mr. Weber have continuing business relationships, Mr. Bonn is acting independently of Mr. Weber in connection with Mr. Bonn’s solicitation of proxies from the Company’s shareholders. Mr. Bonn and Mr. Weber have no agreements relating to the shareholders’ meeting or with respect to Mr. Bonn’s intent to effect a change in the Company’s management.

History of the Issues Relating to the New Frontier Shareholders’ Meeting

Why does Mr. Bonn plan to solicit proxies in connection with the annual meeting of shareholders?
Mr. Bonn believes that the Company has significantly under-performed over the past several years and that the current executive management team is responsible for the dismal performance of the Company’s common stock. An investment of $100 in New Frontier common stock on March 31, 1997 would have been worth just $38.20 on March 31, 2002. Relative to Playboy Enterprises, Inc. (NYSE: PLA) and Private Media Group, Inc. (Nasdaq: PRVT) — companies in industries closely related to New Frontier and the only two companies chosen by New Frontier’s management in its “peer index” for purposes of preparing the performance graph included in its proxy statement for the 2002 annual meeting — an investment in New Frontier’s common stock has under-performed by approximately 73% and 386%, respectively, during that five-year period. As compared to the Standard & Poors SmallCap 600 Index – which is the broad equity market index selected by New Frontier’s management for purposes of preparing its performance graph — an investment in New Frontier common stock has under-performed by approximately 143% during the same period.

Mr. Bonn believes that current management of New Frontier must be held accountable for the dismal performance of the Company’s common stock. Accordingly, Mr. Bonn intends to solicit proxies from the Company’s shareholders to elect a slate of directors designated by Mr. Bonn for election to New Frontier’s board at the annual meeting.

Has Mr. Bonn tried to resolve these issues through other methods?
Over the past two years, as the performance of the Company’s stock has continued to decline and the Company has repeatedly failed to attain financial forecasts made by its executive management team, Mr. Bonn has attempted to address the Company’s dismal performance through multiple meetings and other communications with management and the Board of Directors. Mr. Bonn has repeatedly expressed a willingness and desire to work with management and the current Board of Directors to develop an acceptable business strategy for the Company.

Mr. Bonn believes that he and the other shareholders of the Company have been harmed by the poor performance of the Company’s common stock and that management should be held accountable for this performance. Mr. Bonn also believes that the Board of Directors and executive management have failed to act in the interest of the shareholders and have taken action to entrench themselves in office at the expense of the shareholders. Having exhausted alternative methods to achieve change, Mr. Bonn believes it is now appropriate for him to take action to facilitate the opportunity for the shareholders to vote on these critical issues.

Why is Mr. Bonn seeking to replace the current Board of Directors?
The precipitating factors in prompting Mr. Bonn to seek to replace the current Board of Directors include the following:

•	Mr. Bonn’s belief that executive management and the Board of Directors have failed over the past two years to address the serious issues facing New Frontier.

•	What appears to Mr. Bonn to be executive management’s recent actions to perpetuate themselves in office, including: taking action under the Company’s poison pill to deter Mr. Bonn; threats and accusations made by management to Mr. Bonn; management announcing an investigation relating to, and subsequently filing a lawsuit against, Mr. Bonn; management failing to respond to Mr. Bonn’s repeated demands, pursuant to Colorado law and the Company’s bylaws, to call a special meeting of shareholders, requiring Mr. Bonn to obtain a court order requiring the Company to hold a shareholder vote regarding Mr. Bonn’s proposed slate of director-nominees; management retaining an extremely high priced counsel specializing in takeover defense who will be paid at the shareholders’ expense; and management canceling a scheduled Board of Directors meeting to consider issues relating to Mr. Kreloff and his departure from the Company.

•	The decline in the value of New Frontier’s common stock over the past five years relative to that of Playboy Enterprises, Inc. and Private Media Group, Inc., as well as to the performance of the Standard & Poors SmallCap 600 Index.

•	Current executive management’s repeated inability to achieve their own financial forecasts.

•	The time and money that has been wasted by current management in defending and prosecuting lawsuits, including the retention of Cadwalader Wirkersham & Taft and Fried, Frank, Harris, Shriver & Jacobson, at the expense of the shareholders of New Frontier.

•	Mr. Bonn’s belief that the director-nominees proposed by management of New Frontier lack the relevant business experience, including experience managing a public company, to restore investor confidence in New Frontier.

•	The fact that a $100 investment in New Frontier common stock on March 31, 1999 have been worth only $38.20 on March would have been worth only $38.20 on March 31, 2002

Of course, no assurance can be given that electing Mr. Bonn’s slate of directors or replacing New Frontier’s current executive management team will increase the value of an investment in New Frontier common stock or produce other desirable results

Does Mr. Bonn have a vision for the future of New Frontier?
Mr. Bonn believes that the shareholders of New Frontier will be best served by having a competent and qualified executive management team and experienced Board of Directors in place. Mr. Bonn is not seeking to be Chief Executive Officer or Chairman of New Frontier. He has announced five of the persons comprising his proposed slate of directors, and anticipates announcing his remaining two director-nominees in the near future. The shareholders will need to consider whether their interests would be better served continuing with the current management and the director-nominees proposed by New Frontier, five of whom are incumbent directors of the Company, or taking New Frontier in the direction to be established by a new Board of Directors under the day-to-day management of a new CEO and executive team, each with the experience and track record that will be fully outlined in Mr. Bonn’s proxy materials

Does Mr. Bonn believe New Frontier has attractive future prospects?
Mr. Bonn is very excited about the future prospects of New Frontier under the guidance and direction of a new experienced executive management team and new Board of Directors. Mr. Bonn believes that current management has had the chance to fix the problems at New Frontier, has repeatedly proven they are not up to the task, and have no right to attempt to delay their departure to the detriment of the New Frontier shareholders

Other Issues

If Mr. Kreloff agreed to resign or was removed by the Board of Directors, would this address the issues Mr. Bonn is most concerned about?
Mr. Bonn believes it would be appropriate for Mr. Kreloff to accept responsibility for his failure of leadership and to resign immediately or for the Board of Directors to vote to remove him as CEO. This would be an important first step, but other important issues would potentially remain, including the role of Mr. Michael Weiner who is the current Executive Vice President of the Company and the ability to attract and retain experienced independent Board members and a qualified executive team. Certainly, however, Mr. Kreloff’s departure would be an encouraging sign that progress may be made through alternative corporate governance methods designed to ensure a smooth transition in management. Mr. Bonn has already pursued this approach through traditional channels of corporate governance, and he has been rebuffed

Is Mr. Bonn concerned about customer and employee reactions to these developments?
Mr. Bonn believes that it would be better for all concerned if Mark Kreloff and Michael Weiner recognized their failures and found a way to work with a new team to help New Frontier to realize its potential. Unfortunately, it appears to Mr. Bonn that Mr. Kreloff and Mr. Weiner have decided to use shareholder money and corporate resources to perpetuate themselves in office

Mr. Bonn believes that the customers will continue to be served and that current management will not attempt to further harm the relationships with New Frontier’s customer and employee base. Indeed, it is the fiduciary obligation of management to behave in a responsible manner to promote the Company’s best interests. There are a number of very talented and dedicated employees at New Frontier, and Mr. Bonn believes that many of these individuals will welcome a change in executive management. Has the Poison Pill been triggered?

Has the Poison Pill been triggered?
Based upon press releases issued by the Company, as well as an unsupported allegation by the Company’s counsel, current management may be taking the position that a required filing made by Mr. Bonn with the Securities and Exchange Commission and unspecified actions by Brad Weber (a 7% shareholder of New Frontier and, until recently, a director), impacted the Poison Pill, requiring a delay of the Poison Pill’s “distribution date.” Mr. Bonn strongly disagrees with the Company’s position, and believes it is simply further evidence of the length that management is willing to go to perpetuate itself in office and to continue to deprive New Frontier’s shareholders of appreciable returns on their investment

Apparently current management has formed a special committee to investigate Mr. Bonn and Interactive Gallery, and has filed a lawsuit against Mr. Bonn—what is this about?
At a special meeting of the Board of Directors on March 20, 2002, Mr. Bonn proposed the removal of Mr. Kreloff as CEO and the Board of Directors formed a special committee to negotiate the terms of Mr. Kreloff’s departure. Mr. Bonn believes it was in response to that action that Mr. Kreloff and the current management of New Frontier began to try to intimidate Mr. Bonn into abandoning his attempt to further the best interests of the Company’s shareholders—including threats and accusations, retention of high-priced counsel paid for by the shareholders, forming a special committee to investigate Mr. Bonn and, most recently, filing a lawsuit against Mr. Bonn and others seeking, nearly three years after the transaction, to “rescind” the October 1999 purchase of Interactive Gallery, Interactive Telecom Network and Card Transactions. Mr. Bonn believes that the claims in the lawsuit are baseless and without merit and has, accordingly, filed an answer to the Company’s complaint denying the allegations made. Mr. Bonn expects that current management will continue to take these kinds of actions to perpetuate itself in office at the expense of the shareholders. These tactics and sideshows created by management at this late date, after years of dismal performance of the Company’s common stock, will not be a distraction to Mr. Bonn in his efforts to replace executive management and permit the shareholders to exercise their rights

Is Mr. Bonn concerned about actions that may be taken by current management such as lawsuits or purportedly triggering the Poison Pill?
Mr. Bonn’s only concern regarding these actions by current management is that he believes that they represent a complete waste of New Frontier’s resources and energies that should be devoted to the business of the Company. Mr. Bonn is adamant that the attacks mounted against him personally will not deter him from his goal of forcing current management to permit New Frontier’s shareholders to decide upon the future direction of the Company

What happens next and how long does all of this take?
A Colorado District Court has ordered that the annual meeting of shareholders of New Frontier Media be held on August 20, 2002, and that this meeting cannot be postponed by the Company without the permission of the Court. Mr. Bonn has filed a preliminary proxy statement with the Securities and Exchange Commission, and plans to file a revised proxy statement in the near future. The proxy statement will contain more detailed information regarding various questions that shareholders have raised, including biographical information regarding Mr. Bonn’s nominees for election to New Frontier’s Board of Directors

* * *

MR. BONN HAS FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF NEW FRONTIER MEDIA FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS. MR. BONN STRONGLY ADVISES ALL NEW FRONTIER MEDIA SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE PRELIMINARY PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN MR. BONN’S PROXY SOLICITATION IS CONTAINED IN AMENDMENT NO. 2 TO THE PRELIMINARY PROXY STATEMENT, FILED ON JUNE 18, 2002.

[Date]		Solicitation Letter II Solicitation Letter I

New Frontier Media Shareholders Consider the Facts

Current Management has been in Control Over the Past 5 Years while an Investment in NOOF Stock has Dramatically Underperformed

	•	The stock market is down ... but NOOF is down even further

	•	The stock performance of comparable companies like Playboy and Private Media are down ... but NOOF’s stock is down even further

	•	Should you assess any promises made by current management about the future in light of past performance?

[Links to stock quote and Comparative Stock Chart]
Current Management is now Seeking to Entrench Themselves in Office at Shareholder Expense

•	Current management has recklessly spent shareholder cash to preserve themselves in office – their proxy statement estimates this cost at $500,000 ... on a recent investor call, management refused to respond to investor questions about the full cost of engaging two of the most expensive anti-takeover law firms in the country

	•	Current management refinanced $3 million of debt by issuing preferred stock representing 8% of the stock outstanding, with a short maturity and a 15.5% dividend rate—then current management attempted to hide this fact by not disclosing this transaction in a prompt press release or on its investor conference call and buried the disclosure in a 80+ page SEC filing made months after the fact

	•	Current management recently rewarded Karen Miller, the current CFO, with a new employment contract, including a steep increase in salary and mandatory “golden parachute” features upon a change in control

	•	Current management continues to compensate themselves extremely well even though the shareholders have suffered huge losses on their investment in NOOF

Current Management has Involved the Company in Repeated Litigation—At Significant Expense to the NOOF Shareholders

How Did NOOF
Shareholders
Case	Summary of NOOF Claim	Benefit

NOOF v. Sands Brothers (October 1997)	NOOF sues to avoid payment under letter agreement, claiming, among other things, “fraud in the inducement” and seeking rescission	?

NOOF v. Golf Partners (January 1998)	NOOF sues to avoid payment on promissory note, claiming, among other things, “fraud in the inducement” and seeking rescission	?

NOOF v. Stone (April 1998)	NOOF sues for breach of contract, claiming, among other things, “fraud in the inducement”	?

Marshank v. NOOF (October 1998)	NOOF sued for breach of finders fee agreement	?

Lipson v. NOOF (January 1999)	NOOF sues to avoid payment under contract, claiming among other things “fraud in the inducement”	?

NOOF v. Luce (February 1999)	NOOF sues to avoid payment under contract, claiming among other things, “fraud in the inducement”	?

Wussow v. NOOF (June 1999)	NOOF sued for breach of employment agreement	?

NOOF v. Pleasure (August 1999)	NOOF sues for return of 700,000 NOOF shares and 700,000 warrants issued in connection with content library acquisition	?

Krausmann v. NOOF (July 2001)	NOOF sued for breach of warrant agreement	?

NOOF v. Freeman (February 2002)	NOOF sues for breach of agreement, seeking declaratory relief that it is not obligated to perform	?

NOOF v. Bonn (May 2002)	NOOF sues after Bonn demands special shareholder meeting, claiming, among other things, “fraud in the inducement”	?

•	At some point, should current management take responsibility for their actions – recognizing that “fraud in the inducement” is not a substitute for management skills, such as careful due diligence and proper transaction execution?

•	Are you curious how many millions of shareholder dollars and how much management time has been wasted by current management on all these lawsuits?

•	Is it a coincidence that current management has been repeatedly “defrauded” or is it current management that has failed to properly supervise and execute? Or even worse, is current management in the habit of running this business by repeatedly repudiating its commitments and then blaming others for perpetrating frauds?

Are You Aware of the Following Facts?

•	NOOF’s market capitalization (reported shares outstanding times a recent market price of $2.01) is less than 1x 2002 reported annual net revenues and less than 5x reported annual adjusted EBITDA (a term used by the Company in a recent press release)

•	Is the market’s lack of confidence in current management the reason for this trading discount?

•	Is current management responsible for NOOF significantly underperforming relative to the adult companies selected by current management as “peer companies?”

•	NOOF paid Alan Isaacman’s law firm—one of current management’s director nominees—in excess of $740,000 in legal fees last year and recently awarded him 200,000 options vesting over two years at a strike price of $1.91

•	How does this compare to what you have received as a shareholder of NOOF?

•	Mr. Bonn expects that options that would be granted to his director nominees would vest over three years and the majority would become exercisable only after the NOOF stock price has attained a level of $5 and $8 for a minimum of 90 consecutive trading days

•	Hiram Woo—one of current management’s director nominees and the only incumbent nominee with recent public company experience other than with NOOF—is the President of Steakhouse Partners ... a public company that recently filed bankruptcy, destroying the equity value of the company

•	Is this the type of experience that NOOF shareholders are seeking in their board members?

•	Have you compared the experience of the slate of directors proposed by current management and the slate of directors proposed by Mr. Bonn?

•	Current management has accused Mr. Bonn of “fraud,” but Messrs. Kreloff and Weiner are the ones that have been found to have committed fraud by a Colorado jury in their executive capacity with NOOF—a case that was ultimately settled and the jury verdict vacated ... but at a significant cost to NOOF shareholders

•	Current management’s statements regarding “poor performance” of NOOF’s Internet operations during the time that Mr. Bonn was active in its operations, do not comport with the financial statement that NOOF has filed with the Securities and Exchange Commission

•	NOOF’s Internet Group generated substantial revenues and operating income during the time that Mr. Bonn was active in the Internet Group’s operations (through June 2001) ... since that time, current management has been responsible for dismal results at NOOF’s Internet Group

•	Did current management really happen to discover fraud and a basis to sue Mr. Bonn almost three years after acquiring IGI or did they realize that Mr. Bonn was providing NOOF shareholders an opportunity to toss out current management and their dismal financial track record?

•	Did current management hope that bringing another lawsuit almost three years after the fact was a way to deter Mr. Bonn’s efforts to install responsible and professional management and an independent board of directors?

•	While current management has attempted to make Mr. Bonn the focus of this shareholder referendum, Mr. Bonn has confirmed he will not be Chairman, CEO or an officer of NOOF ... as the largest shareholder of NOOF, he will continue to seek what all shareholders seek: competent management, a responsible board of directors and a liquid and well performing stock

•	Do you think your interests are more aligned with the largest shareholder

NOOF or current management?

•	Messrs. Kreloff and Weiner together have collected over $1.3 million in salary and bonus from NOOF and been awarded 400,000 options at a strike price of $2 over the past two years

•	How does this compare to what you have received as a shareholder of NOOF?

•	How does this executive compensation compare to the value that these executives have created for NOOF shareholders?

Time for A Change!

•	Your vote is important to the effort to restore accountability, credibility, competence and integrity at NOOF

•	Compare the experience of the slate of directors proposed by current management and the slate of directors proposed by Mr. Bonn – Mr. Bonn strongly believes that management comes from the top and a strong, experienced independent board of directors is essential to establishing credibility with employees, customers and investors

• NOOF is your company ... Vote the Gold Proxy Card

IMPORTANT INFORMATION:

This letter is being sent by Edward J. Bonn in connection with his solicitation of proxies to elect his director-nominees at the 2002 annual meeting of shareholders of New Frontier Media. On July 23, 2002, Mr. Bonn filed a definitive proxy statement with the Securities and Exchange Commission in connection with his solicitation of proxies. Mr. Bonn’s proxy statement was mailed to New Frontier Media shareholders on or about July 24, 2002. Mr. Bonn urges shareholders to read his proxy statement because it contains important information. You may obtain a free copy of Mr. Bonn’s definitive proxy statement, as well as other soliciting materials that have been filed by Mr. Bonn, at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement and other documents filed by Mr. Bonn may also be obtained for free by contacting MacKenzie Partners, Inc. at 800-322-2885.

Detailed information regarding the names, affiliations and interests of participants in Mr. Bonn’s solicitation is available in the definitive proxy statement filed by Mr. Bonn

If you have any questions, please contact:

105 Madison Avenue New York, New York 10016 proxy@mackenziepartners.com (800) 322-2885 (toll-free) (212) 929-5500 (call collect)

Solicitation Letter I

EDWARD J. BONN
15303 Ventura Boulevard, Suite 1070
Sherman Oaks, California 91403

NEW FRONTIER NEEDS A FRESH START
ELECT NEW DIRECTORS

Dear Fellow New Frontier Shareholder:
 I am the largest shareholder of New Frontier Media, Inc. I acquired my shares of New Frontier common stock in October 1999 when the Company acquired Interactive Telecom Network, Inc., Interactive Gallery, Inc. and Card Transactions, Inc., three companies that I founded. Until recently, I also served as a member of New Frontier’s board of directors, and as Chairman of the Board of the Company’s Interactive Telecom Network subsidiary.

I beneficially own 4,073,473 shares of New Frontier’s common stock. This represents approximately 17.5% of New Frontier’s outstanding voting securities, including the 1,900,000 shares of a newly-created class of preferred stock the Company issued in May.1 As New Frontier’s largest shareholder, like you I have been severely impacted by the decreasing market price of the Company’s common stock. In fact, over the last five years, an investment in the common stock of New Frontier has lost approximately 62% of its market value due to the decline in the stock price.2

While the overall stock market is down, this fact alone does not explain the dismal performance of New Frontier’s common stock over the past five years. Relative to two of the Company’s competitors, Playboy Enterprises, Inc. (NYSE: PLA) and Private Media Group, Inc. (Nasdaq: PRVT), an investment in New Frontier’s common stock has under-performed by approximately 73% and 385%, respectively, during the five-year period from March 31, 1997 to March 31, 2002.3

I believe that changes to the board are necessary, and I am therefore soliciting your proxy in support of new nominees to the Company’s board of directors.

The nominees that I will be asking you to support have significant and direct experience within large companies, including divisions of companies that are relevant to New Frontier’s lines of business—satellite and cable distribution and Internet distribution. I believe that these candidates will provide New Frontier with the credibility and direction it needs to restore investor confidence, attract and retain a quality executive management team, and develop a plan to improve performance. The biographies of my nominees are listed below. As I have previously announced, if my nominees are elected, I will not serve as Chief Executive Officer or Chairman of the new board of directors.

We shareholders risk a continued decline in the value of our equity investment in New Frontier unless action is taken. It is my belief that New Frontier needs a change in management and operations. In my opinion, these changes will only begin with the election of new faces to the board of directors, providing a fresh start for New Frontier.

1 Based upon information contained in New Frontier’s recent filings with the Securities and Exchange Commission.

2 Based upon the difference between the closing price of New Frontier’s common stock of $5.00 per share on March 31, 1997 and the closing price of $1.91 per share on March 31, 2002.

3 Calculated by determining the percentage change in the closing price of each of Playboy and Private Media Group over the five-year period, and calculating the difference between the respective percentage changes in their stock prices and the 62% decline in New Frontier’s closing stock price over the same period.

IMPORTANT—DO NOT SIGN OR RETURN ANY PROXY CARD SENT
TO YOU BY MANAGEMENT. I WILL SHORTLY BE SENDING YOU A
GOLD PROXY CARD TO SUPPORT MY NOMINEES.

Overview of My Candidates

John B. Burns has served as President and CEO of The Burns Group, Inc., an executive consulting firm specializing in cable networks and interactive services, since 1995. He has also served as the President of Distribution at the ABC Family Channel (formerly the Fox Family Channel) from April 1999 to April 2002. In addition, he served in various executive positions with StarSight Telecast, Inc., providers of an interactive on-screen television navigation system, and worked with Viacom’s Showtime Networks for over ten years.

Carlton R. Jennings has extensive experience in the wireless communications industry. He has served as CEO of Quadrant Australia, a publicly traded Australian-based telecommunications company, since June 2001. He has also served as CEO of Iridium South Pacific, an Asian-Pacific satellite operation, from June 1998 to May 2000, and as a director of Iridium LLC, a global satellite and communications company, from January 1997 to June 1998. In addition, he currently serves on the boards of directors of Quadrant Australia, Bareena Holdings and Iridium Holdings.

Gerard A. Maglio has served as President of Maglio & Associates, Inc., a consulting and entrepreneurial venture firm primarily involved in the multi-channel television distribution and telecommunications technologies, for the past 11 years. He has also served as the Chief Marketing Officer for three cable companies—American Television & Communications, Daniels & Associates and United Artists Cable. In addition, he was the founding President of Rainbow Programming Services and served as President of the residential division of Digital Music Express, Inc.

Andrew Orgel is Chairman, CEO and Managing Partner of Global Media Ventures, which owns, operates and provides ongoing management services for a portfolio of media, marketing and merchandising brands. He is a media veteran with over 25 years of experience in the startup and management of leading, innovative media brands in the U.S., Canada and the U.K. He served as Vice President, Sales & Marketing of Nickelodeon, MTV, and The Movie Channel, now Viacom. He also served as Vice President, Affiliate Sales & Marketing as well as Senior Vice President, Programming & Production of the Arts & Entertainment Network (A&E), now Disney. Additionally, he served as the President and CEO of Video Jukebox Network, the first interactive television network, now MTV Networks. He co-founded Interactive Enterprises, an interactive media company which joined with U.S. West (now Qwest) to create Interactive Video Enterprises, where he developed a suite of television services for digital broadband delivery. He most recently was President and COO of Wisdom Media Group, where he led the company’s Television, Radio, Internet and Print media businesses in the life improvement category.

Stephen Peary has international experience that spans 15 years in executive and crisis management, including extensive worldwide finance experience. He serves as CEO and a director of ThirdOrbit Insurance Solutions, an e-commerce property and liability insurance company that he founded in November 2000. He has also served as managing director of Liverpool & London Steamship Protection and Indemnity Association, a mutual marine insurance company. In addition, he has also served as an executive with PLM International, a transportation equipment leasing company.

Bernard Stolar has extensive experience in the interactive entertainment industry, with a variety of public and privately held companies. He currently serves as President and COO of BAM! Entertainment. He has also served as President of Mattel Interactive, and in executive positions with Sega of America and Sony Computer Entertainment of America, which launched the Sony PlayStation.

Edward J. Bonn. I served as a director of New Frontier from October 1999 until July 9, 2002, when I resigned from the board, and I served as Chairman of the Board of New Frontier’s Interactive Telecom Network, Inc. subsidiary from October 1999 until May 2002. I also served as President of New Frontier from August 2000 until June 2001. I am also the founder of Interactive Gallery and the founder and former CEO of Interactive Telecom Network, Inc. and Card Transactions, Inc. In addition, I also founded and served as President of two other media and telecommunications companies, ICOM Group, Inc., an audio text service bureau that specialized in automated credit card processing and fraud control procedures, and Response Telemedia, Inc., a privately held company offering 800/900 information and entertainment.

While there can be no assurance that electing my slate of director-nominees or replacing New Frontier’s current executive management team will increase the value of an investment in New Frontier’s common stock or produce other desirable results, I believe that these nominees will be able to develop an effective plan to restore investor confidence in New Frontier.

After a lawsuit I brought to require the Company to hold a shareholders’ meeting, a Colorado judge ordered that the election of directors be the first order of business at our annual meeting that she ordered to be held on August 20, 2002, and I understand that New Frontier has set July 9, 2002 as the record date for the Annual Meeting. In the next several weeks, I will be sending you proxy materials and a card to support our nominees. In the meantime, I ask you not to give voting instructions to your broker or sign any proxy card sent to you by the Company.

Sincerely,

EDWARD J. BONN

MR. BONN HAS FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF NEW FRONTIER MEDIA FOR USE AT THE 2002 ANNUAL MEETING OF NEW FRONTIER MEDIA SHAREHOLDERS. MR. BONN STRONGLY ADVISES ALL NEW FRONTIER MEDIA SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE PRELIMINARY PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. YOU MAY ALSO OBTAIN THIS PROXY STATEMENT, OR ANY OTHER INFORMATION RELEVANT TO THE SOLICITATION OF PROXIES BY EDWARD J. BONN, BY CONTACTING MACKENZIE PARTNERS, INC., BY MAIL AT 105 MADISON AVENUE, NEW YORK, NEW YORK 10016, OR BY CALLING TOLL FREE AT (800) 322-2885 OR CALLING COLLECT AT (212) 929-5500. INFORMATION RELATING TO THE PARTICIPANTS IN MR. BONN’S PROXY SOLICITATION IS CONTAINED IN AMENDMENT NO. 4 TO THE PRELIMINARY PROXY STATEMENT, FILED ON JULY 10, 2002.

[Date]

Profile
New Frontier Media, Inc. is organized into two reportable segments, the Subscription/Pay-Per-View (PPV) Television Group and the Internet Group. The Subscription/PPV Television Group distributes branded adult entertainment programming networks through electronic distribution platforms, including cable television, C-Band, digital broadcast systems and Video on Demand. It provides six, 24-hour adult programming networks: TeN: the erotic network, Pleasure, ETC, Extasy, True Blue and X-Cubed. The Internet Group aggregates and resells adult content via the Internet to monthly subscribers, as well as to various Web masters.

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The following performance graph is based on data included in New Frontier’s preliminary proxy statement for its 2002 annual meeting of shareholders. It tracks, on a cumulative basis, the yearly percentage change, assuming reinvestment of all dividends, during the five-year period beginning March 31, 1997, in the total shareholder return of New Frontier’s common stock, as compared to the Standard & Poor’s SmallCap 600 Index and a “peer group” index consisting of Playboy Enterprises, Inc. (NYSE: PLA) and Private Media Group, Inc. (Nasdaq: PRVT). Both the S&P SmallCap 600 Index and the companies included in the “peer group” index were selected by New Frontier’s management. As of May 31, 2002, the S&P SmallCap 600 Index included companies with an average market capitalization of approximately $651 million, with the largest company having a market capitalization of approximately $2.948 billion and the smallest company having a market capitalization of approximately $60 million. According to New Frontier’s preliminary proxy statement, the “peer group” index is weighted by the relative market capitalizations of Playboy and Private Media Group. The performance graph assumes that $100 had been invested in each of New Frontier, the S&P SmallCap 600 Index and the two member “peer group” index on March 31, 1997.

Tuesday, Aug. 06, 2002

Historical Charts
1. Summary 4 Year Financial Analysis by Segment & Long Version 4 Year Financial Analysis by Segment 2. Internet Group Performance Analysis

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Summary 4 Year Financial Analyst by Segment &
Long Version 4 Year Financial Analysis by Segment

NEW FRONTIER MEDIA, INC.
4 YEAR FINANCIAL ANALYSIS SUMMARY BY SEGMENT
 FILENAME:NOOFSUMMARYB (version 07/31/02)

	PER 03/31/02 10-K PAGE 24			PER
				03/31/0

	F.Y.E.	F.Y.E.	F.Y.E.	F.Y.E.
	3/31/02	3/31/01	3/31/00	3/31/99
NET REVENUE
SUBSCRIPTION/PAY-PER-VIEW TV	29,100,000	24,500,000	16,800,000	9,400,000
INTERNET GROUP	23,200,000	34,000,000	28,400,000	16,500,000
CORPORATE ADMINISTRATION	100,000	100,000	100,000	0
	52,400,000	58,600,000	45,300,000	25,900,000
COST OF SALES
SUBSCRIPTION/PAY-PER-VIEW TV	13,400,000	11,400,000	10,900,000	9,100,000
INTERNET GROUP	12,200,000	18,200,000	15,600,000	8,300,000
	25,600,000	29,600,000	26,500,000	17,400,000
OPERATING INCOME/(LOSS)
SUBSCRIPTION/PAY-PER-VIEW TV	6,300,000	3,500,000	(1,300,000)	(6,500,000)
INTERNET GROUP	2,100,000	4,500,000	5,200,000	1,900,000
CORPORATE ADMINISTRATION	(5,800,000)	(5,500,000)	(3,000,000)	(600,000)
RESTRUCTURING EXPENSES — INTERNET GROUP	(3,200,000)	0	0	0
	(600,000)	2,500,000	900,000	(5,200,000)

NEW FRONTIER MEDIA, INC.
LONG VERSION 4 YEAR FINANCIAL ANALYSIS SUMMARY BY SEGMENT
 FILENAME:NOOFSUMMARYB (version 07/31/02)

	PER 03/31/02 10-K PAGE F-18			PER
				03/31/0

	F.Y.E.	F.Y.E.	F.Y.E.	F.Y.E.
	3/31/02	3/31/01	3/31/00	3/31/99
NET SALES
SUBSCRIPTION/PAY-PER-VIEW TV	29,118,000	24,521,000	16,841,000	9,390,000
INTERNET GROUP	23,234,000	33,992,000	28,434,000	16,517,000
CORPORATE ADMINISTRATION	83,000	125,000	76,000	62,000
	52,435,000	58,638,000	45,351,000	25,969,000

SEGMENT PROFIT (LOSS)
SUBSCRIPTION/PAY-PER-VIEW TV	6,132,000	3,392,000	(1,387,000)	NOT
INTERNET GROUP	(1,432,000)	4,249,000	4,938,000	REPORTED
CORPORATE ADMINISTRATION	(4,956,000)	(8,572,000)	(3,264,000)	BY
	(256,000)	(931,000)	287,000	SEGMENT
INTEREST INCOME
SUBSCRIPTION/PAY-PER-VIEW TV	7,000	19,000	20,000	8,000
INTERNET GROUP	5,000	24,000	35,000	15,000
CORPORATE ADMINISTRATION	181,000	176,000	115,000	13,000
	193,000	219,000	170,000	36,000
INTEREST EXPENSE
SUBSCRIPTION/PAY-PER-VIEW TV	176,000	132,000	123,000	34,000
INTERNET GROUP	391,000	319,000	254,000	141,000
CORPORATE ADMINISTRATION	1,275,000	716,000	439,000	190,000
	1,842,000	1,167,000	816,000	365,000
DEPRECIATION AND AMORTIZATION
SUBSCRIPTION/PAY-PER-VIEW TV	5,302,000	3,928,000	3,776,000	974,000
INTERNET GROUP	3,545,000	2,302,000	346,000	1,334,000
CORPORA	20,000	1,000	45,000	23,000
	8,867,000	6,231,000	4,167,000	2,331,000

NOOF INTERNET GROUP REPORTED OPERATING PERFORMANCE

The Table below analyzes the quarterly Net Revenue and Operating Income (see definition below) of the Internet Group of New Frontier Media, Inc. (“NOOF”). All figures were taken from NOOF’s 10-Q and 10-K SEC filings for the period reported. “Bonn Management” refers to the period of time in which Edward Bonn was active in the management of the Internet Group, while “NOOF Management” refers to the period of time after which Mr. Bonn was active in the management of the Internet Group—a time when Mark Kreloff and Michael Weiner acknowledge responsibility for management of the Internet Group.

	Net	Operating	Net	Operating
	Revenue	Income *	Revenue	Income *
Quarter Ending 6/30/1999	$7,543,000	$1,144,000
Quarter Ending 9/30/1999	$7,866,000	$654,000
Quarter Ending 12/31/1999	$7,137,000	$1,198,000
Quarter Ending 3/31/2000	$5,888,000	$1,942,000
Quarter Ending 6/30/2000	$7,955,000	$1,458,000
Quarter Ending 9/30/2000	$8,173,000	$556,000
Quarter Ending 12/31/2000	$8,973,000	$876,000
Quarter Ending 3/31/2001	$8,891,000	$1,359,000
Quarter Ending 6/30/2001	$7,950,000	$1,290,000
Quarter Ending 9/30/2001			$6,242,000	$556,000
Quarter Ending 12/31/2001			$5,070,000	$160,000
Quarter Ending 3/31/2002			$3,972,000	($280,000)
				**

* Operating Income does not include charges for Interest Expense, Depreciation and Amortization Expenses, nor does the figure include Interest Income

** In Quarter Ending 3/31/02 Current Management booked Restructuring Expense of $ 3,158,000

According to NOOF’s 10-k/A, which was filed with the SEC on July 24, 2002 (amending NOOF’s 10-k, which was filed on July 1, 2002), NOOF filed the following statement with the SEC:

“Management does not believe that a restatement of the Company’s audited financial statements will be required as a result of the above-described litigation with Messrs. Bonn, Weber and Howard because, in its opinion, the Company’s audited financial statements contain all adjustments necessary for them to fairly state the Company’s results of operations and financial condition in accordance with generally accepted accounting principles.”

Internet Group Performance Analysis

Current management has impaired the profitability of the Internet Group while also jeopardizing its future viability since it assumed operational responsibility in July 20, 2001.

•	Current management took over the day to day operations and abruptly abandoned the Internet Group’s historically successful methods used to generate its four key Revenue streams — Membership Subscriptions, Sale of Traffic, Sale of Content and Type in Traffic.

•	Under current management, Net Income/(Loss) Before Minority Interest and Income Taxes was ($3,438,000), $160,000 and $556,000 for the quarters ended March 31, 02, December 31, 2001 and September 30, 2001 respectively. The March 31, 2002 quarter includes a restructuring expense of $3,158,000.

•	Under Mr. Bonn’s final six month’s prior to his resignation, Net Income Before Minority Interest and Income Taxes was $1,290,000 and $1,359,000 for the quarters ended June 30, 2001 and March 31, 2001 respectively.

•	Under current management, Net Revenue was $3,972,000, $5,070,000 and $6,242,000 for the quarters ended March 31, 2002, December 31, 2001 and September 30, 2001 respectively.

•	Under Mr. Bonn’s final six month’s prior to his resignation, Net Revenue was $7,950,000 and $8,891,000 for the quarters ended June 30, 2001 and March 31, 2001 respectively.

•	Prior to Mr. Bonn’s resignation, the Internet Group generated $10,477,000 in Net Income Before Minority Interest and Income Taxes, on Net Revenue of $70,376,000, over the twenty-seven (27) month period of April 1, 1999 through June 30, 2001.

•	Mr. Bonn repeatedly voiced his concerns regarding current management’s lack of understanding, planning and test marketing in their operation of the Internet Group. In addition, Mr. Bonn repeatedly informed the Board of Directors of his concerns as well as the reasons contributing to the erosion of this once very profitable segment of New Frontier Media’s overall operations. Both current management and the Board of Directors failed to recognize or even acknowledge the severity of the situation. Both were unwilling to take corrective action despite Mr. Bonn’s repeated warnings of the rapid deterioration that he correctly predicted would occur.

INTERNET GROUP
OLD MANAGEMENT VERSUS NEW MANAGEMENT — PERFORMANCE ANALYSIS
 FILENAME:IGIQTLYB (version 07/31/02)

	OLD MANAGEMENT (prior to Bonn’s resignation)										NEW MANAGEMENT

	12	3	3	3	3	3	3	3	3	3	3	3	3
	MONTHS	MONTHS	MONTHS	MONTHS	MONTHS	MONTHS	MONTHS	MONTHS	MONTHS	MONTHS	MONTHS	MONTHS	MONTHS
	3/31/02	6/30/99	9/30/99	12/31/99	3/31/00	6/30/00	9/30/00	12/31/00	3/31/01	6/30/01	9/30/01	12/31/01	3/31/02
NET SALES INTERNET GROUP	23,234,000	7,543,000	7,866,000	7,137,000	5,888,000	7,955,000	8,173,000	8,973,000	8,891,000	7,950,000	6,242,000	5,070,000	3,972,000

INCOME (LOSS) BEFORE MINORITY INTEREST AND INCOME TAXES INTERNET GROUP	1,726,000	1,144,000	654,000	1,198,000	1,942,000	1,458,000	556,000	876,000	1,359,000	1,290,000	556,000	160,000	(280,000)

RESTRUCT- URING	(3,158,000)												(3,158,000)
EXPENSES — INTERNET GROUP	(1,432,000)	1,144,000	654,000	1,198,000	1,942,000	1,458,000	556,000	876,000	1,359,000	1,290,000	556,000	160,000	(3,438,000)

INTEREST INCOME INTERNET GROUP	5,000	2,000	21,000	0	12,000	7,000	8,000	8,000	1,000	2,000	1,000	2,000	0

INTEREST EXPESNE
INTERNET GROUP	391,000	42,000	54,000	55,000	103,000	76,000	84,000	83,000	76,000	114,000	100,000	101,000	76,000

DEPRECIATION AND AMORTIZATION INTERNET GROUP	3,545,000	186,000	201,000	279,000	(320,000)	442,000	569,000	617,000	674,000	860,000	899,000	921,000	865,000

		PER	PER	PER	PER	PER	PER	PER	PER	PER	PER	PER	PER
		6/30/00	9/30/00	12/31/00	3/31/2002	6/30/2001	9/30/01	12/31/01	3/31/02	6/30/01	9/30/01	12/31/01	3/31/02
		10-Q	10-Q	10-Q	10-K	10-Q	10-Q	10-Q	10-K	10-Q	10-Q	10-Q	10-K
		PAGE 11	PGS 11&12	PGS 11&12	PAGE F-18	PGS 10&11	PGS 10&11	PAGE 10	PAGE F-18	PGS 10&11	PGS 10&11	PAGE 10	PAGE F-18
					LESS PRIOR				LESS PRIOR				LESS PRIOR
					3 QTRS				3 QTRS.				3 QTRS.

[Date]
Press Releases & Statements
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[Date]
SEC Filings
[Links to Edward J. Bonn’s SEC filings]

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[Date]
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Monday, Aug. 05, 2002

Contacts

For Media Inquiries:

MKR Group, LLC

Todd Kehrli
tkehrli@mkr-group.com
Phone — 310.314.3800
Fax — 310-314-3835

Charles Messman
cmessman@mkr-group.com
Phone — 310.314.3800 or 212.308-4557
Fax — 419-735-9144

MKR Group, LLC — Los Angeles
2518 1/2 Main Street
Santa Monica, CA 90405

	www.mkr-group.com	For Shareholder Inquiries: MacKenzie Partners, Inc. (800) 322-2885

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